Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Janet Keckeisen Vice President - Corporate Strategy and Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
KRONOS WORLDWIDE REPORTS SECOND QUARTER RESULTS

DALLAS, TEXAS…August 6, 2014… Kronos Worldwide, Inc. (NYSE:KRO) today reported net income for the second quarter of 2014 of $33.1 million, or $.29 per share, compared to a net loss of $33.9 million, or $.29 per share, in the second quarter of 2013.  For the first six months of 2014, Kronos Worldwide reported net income of $47.4 million, or $.41 per share, compared to a net loss of $75.0 million, or $.65 per share in the first half of 2013.  Comparability of the Company's results was impacted by improved results from operations in 2014 principally due to lower raw materials costs, partially offset by lower average TiO2 selling prices and sales volumes in 2014, as discussed further below.

Net sales of $443.5 million in the second quarter of 2014 were $37.6 million, or 8%, lower than in the second quarter of 2013.   Net sales of $863.6 million in the first six months of 2014 were $81.1 million, or 9%, lower than in the first six months of 2013.  Net sales decreased in 2014 primarily due to lower average TiO2 selling prices and lower sales volumes.  The Company's average TiO2 selling prices were 4% lower in the second quarter of 2014 as compared to the second quarter of 2013, and were 5% lower in the first six months of the year as compared to the same prior year period. The Company's average TiO2 selling prices at the end of the second quarter of 2014 were 5% lower than at the end of 2013, with most of the decline occurring in the first quarter of 2014 and with lower prices in most major markets, most notably in certain export markets.  TiO2 sales volumes in the second quarter and first six months of 2014 were approximately 8% lower than in each of the comparable periods of 2013 due to lower sales primarily in certain export and European markets.  Fluctuations in currency exchange rates also impacted net sales, increasing net sales by approximately $13 million in the second quarter and approximately $20 million in the first six months of 2014.  The table at the end of this press release shows how each of these items impacted the overall decrease in sales.

The Company's TiO2 segment profit (see description of non-GAAP information below) in the second quarter of 2014 was $47.1 million as compared to a segment loss of $44.1 million in the second quarter of 2013.  For the year-to-date period, the Company's segment profit was $75.7 million compared with a segment loss of $87.7 million in the first six months of 2013.  Segment profit increased in 2014 due to the net effects of lower raw materials and other production costs, lower average TiO2 selling prices and sales volumes and higher production volumes.  Kronos' TiO2 production volumes were 9% higher in the second quarter of 2014 as compared to the second quarter of 2013, and were 3% higher in the year-to-date period.  Our production capacity utilization rates in the first half of 2014 were impacted by the lockout at the Canadian production facility that ended in December 2013, as restart of production at the facility did not begin until February 2014.  We operated our production facilities at overall average capacity utilization rates of 93% in the first half of 2014 (90% in the first quarter and 97% in the second quarter), primarily as a result of the restart of production at our Canadian facility.  Segment profit comparisons were also impacted by the effects of fluctuations in currency exchange rates, which increased segment profit by approximately $12 million in the second quarter and by approximately $20 million in the year-to-date period, respectively.

As previously reported, in February 2013, we voluntarily prepaid an aggregate $290 million principal amount under our prior term loan.  As a result of such prepayment, the Company's results in 2013 include a first quarter pre-tax charge of $6.6 million ($4.3 million, or $.04 per share, net of income tax benefit), consisting of the write-off of unamortized original issue discount and deferred financing costs associated with such prepayment.

The Company's income tax expense in the second quarter of 2014 includes an aggregate non-cash income tax benefit of $5.7 million ($.05 per share) related to a net reduction in our reserve for uncertain tax positions.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

	Future supply and demand for our products
	The extent of the dependence of certain of our businesses on certain market sectors
	The cyclicality of our business
	Customer and producer inventory levels
	Unexpected or earlier-than-expected industry capacity expansion
	Changes in raw material and other operating costs (such as ore and energy costs)
	Changes in the availability of raw materials (such as ore)
	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2)
	Competitive products and substitute products
	Customer and competitor strategies
	Potential consolidation of our competitors
	Potential consolidation of our customers
	The impact of pricing and production decisions
	Competitive technology positions
	The introduction of trade barriers
	Possible disruption of our business, or increases in our cost of doing business, resulting from terrorist activities or global conflicts

Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro

	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
	Our ability to renew or refinance credit facilities
	Our ability to maintain sufficient liquidity
	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria
	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
	Government laws and regulations and possible changes therein
	The ultimate resolution of pending litigation
	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:


The Company discloses segment profit, which is used by the Company's management to assess the performance of the Company's TiO2 operations. The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company's TiO2 operations in the same way that the Company's management assesses performance. The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company's TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except per share and metric ton data)
(Unaudited)

	Three months		Six months
	ended June 30,		ended June 30,
	2013	2014	2013	2014

Net sales	$481.1	$443.5	$944.7	$863.6
Cost of sales	471.5	349.7	931.2	689.3

Gross margin	9.6	93.8	13.5	174.3

Selling, general and administrative expense	49.3	49.1	98.7	98.2
Other operating income (expense):
Currency transactions, net	(2.9)	2.6	(1.1)	(.1)
Other expense, net	(1.5)	(.3)	(1.5)	(.4)
Corporate expense	(3.6)	(2.7)	(6.8)	(5.3)

Income (loss) from operations	(47.7)	44.3	(94.6)	70.3

Other income (expense):
Trade interest income	-	.1	.1	.1
Other interest and dividend income	.3	.2	.5	.4
Loss on prepayment of debt	-	-	(6.6)	-
Interest expense	(5.7)	(4.7)	(12.1)	(8.7)

Income (loss) before income taxes	(53.1)	39.9	(112.7)	62.1

Income tax expense (benefit)	(19.2)	6.8	(37.7)	14.7

Net income (loss)	$(33.9)	$33.1	$(75.0)	$47.4

Net income (loss) per basic and diluted share	$(.29)	$.29	$(.65)	$.41

Weighted-average shares used in the
calculation of net income (loss) per share	115.9	115.9	115.9	115.9

TiO2 data - metric tons in thousands:
Sales volumes	144	133	276	255
Production volumes	124	134	246	254

KRONOS WORLDWIDE, INC.
RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
 (In millions)
 (Unaudited)

	Three months		Six months
	ended June 30,		ended June 30,
	2013	2014	2013	2014

Segment profit (loss)	$(44.1)	$47.1	$(87.7)	$75.7

Adjustments:
Trade interest income	-	(.1)	(.1)	(.1)
Corporate expense	(3.6)	(2.7)	(6.8)	(5.3)

Income (loss) from operations	$(47.7)	$44.3	$(94.6)	$70.3

IMPACT OF PERCENTAGE CHANGE IN SALES
 (Unaudited)

	Three months ended June 30,	Six months ended June 30,
	2014 vs. 2013	2014 vs. 2013

Percentage change in sales:
TiO2 product pricing	(4)%	(5)%
TiO2 sales volume	(8)	(8)
TiO2 product mix	1	2
Changes in currency exchange rates	3	2

Total	(8)%	(9)%